Exhibit 3 (a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         MAGELLAN PETROLEUM CORPORATION

         Magellan Petroleum Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That at a meeting of the Board of Directors of the Corporation held on September 27, 2000, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and providing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the annual meeting of stockholders of the Corporation to be held on December 4, 2000. The resolution setting forth the proposed amendment is as follows:

         RESOLVED: That the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended by changing Article FOURTH thereof to increase the shares the Corporation shall have authority to issue from fifty million (50,000,000) shares of Common Stock, par value $.01 per share, to two hundred million shares (200,000,000) so that, as amended, such Article FOURTH shall read in its entirety as follows:

                  FOURTH: The total number of the shares of common stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares and the par value of each of such shares is one cent ($.01) amounting in the aggregate to two million ($2,000,000) dollars.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of the Corporation held on December 4, 2000, duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD:   That said  amendment was duly adopted by the  stockholders  in accordance with the provisions of Section 242 of the Delaware General Corporation Law.


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         IN WITNESS  WHEREOF,  the  Corporation  has caused this  Certificate of
Amendment to the Corporation's Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 22nd day of December, 2000.


                                         MAGELLAN PETROLEUM CORPORATION


                                           By:/s/ James R. Joyce
                                           Name:  James R. Joyce
                                           Title:  President